EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Anworth Mortgage Asset Corporation

Santa Monica, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-81698, No. 333-110744 and 333-115392, respectively) and Form S-8 (No. 333-70478, No. 333-96563, No. 333-104227 and No. 333-129528, respectively) of Anworth Mortgage Asset Corporation of our reports dated March 13, 2006, relating to the consolidated financial statements and the effectiveness of Anworth Mortgage Asset Corporation’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP

Los Angeles, California

March 13, 2006